                      Filed pursuant to Rule 424 (b) (5):
                               File No. 33-65293

     Pricing Supplement No. 10 dated April 27, 1999 (to Prospectus Supplement dated May 19, 1997 and Prospectus dated May 19, 1997).


                                   XTRA, Inc.



                           Series C Medium-Term Notes



                         Due From 9 Months to 30 Years
                               From Date of Issue



                            Guaranteed as to Payment
                             of Principal, Premium,
                            if any, and Interest by



                                XTRA Corporation
                       ---------------------------------

Original Issue Date:                                  May 14, 1999

Principal amount:                                     $25,000,000.00

Book Entry:                                           X

Certificated:                                         N/A

Interest Rate (if fixed rate):                        7.125%

Stated Maturity:                                      May 14, 2019

Issue price (as a percentage of principal amount):    97.25

Selling Agent's commission (%):                       N/A

Purchasing Agent's discount or commission (%):        N/A

Net Proceeds to the Company (%):                      $24,312,500.00

Initial Redemption Date (if any):                     Callable at Issuer's Option on May 14, 2004
                                                      and Semi-annually Thereafter

Redemption Prices:                                    Callable at Issuer's Option in Whole at Par on
                                                      May 14, 2004 and Semi-annually Thereafter

Interest Payment Dates:                               Monthly, Commencing on June 14, 1999

Regular Record Dates:                                 First Day of Each Month

Floating Rate Notes:

     Interest Rate basis (if floating):

          ___________Commercial Paper

          ___________Prime Rate

          ___________LIBOR

          ___________Treasury Rate

          ___________CD Rate

          ___________Federal Funds Rate

          ___________Other


     Index Maturity:

     Spread:

     Spread Multiplier:

     Maximum Interest Rate:

     Minimum Interest Rate:

     Interest Reset Date:

     Initial Interest Rate:

     Interest Determination Date (s):

     Calculation Date (s):

     Calculation Agent:


Use of Proceeds:


          The proceeds of the Note will be used to repay in part outstanding short-term commercial paper obligations, supported by a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 1999, with final maturity of the term period on June 30, 2004. The current interest rate on borrowings to be repaid is 5.05%. Borrowings being repaid will be used to finance capital expenditures and general working capital needs.


Clarification:


          The Second Supplemental Indenture referred to in the Prospectus Supplement dated as of May 19, 1997 among XTRA, Inc., XTRA Corporation, as Guarantor, and State Street Bank and Trust Company, as Trustee, is dated as of May 16, 1997.